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                  BlackRock Municipal Income Investment Trust
                              File No. 811-10333
    Item No. 77Q1(d) (Copies of All Constituent Instruments Referred to in
                          Sub-Item 77I) -- Attachment

A copy of an amendment to the Statement of Preferences of BlackRock Municipal Income Investment Trust's Series W-7 Variable Rate Demand Preferred Shares is attached under Sub-Item 77Q1(a).